Exhibit 99.1

CONSENT OF PROF. DR. H.C. MARTIN RICHENHAGEN

This consent of the director-nominee is delivered in connection with the registration statement on Form S-1 of AXIOS Sustainable Growth Acquisition Corporation (the “Company”), pursuant to the Securities Act of 1933 (as amended), to be filed with the Securities and Exchange Commission (the “Registration Statement”) for registration of units, shares of common stock and warrants to purchase shares of common stock of the Company.

The undersigned consents to: (i) the references made to the undersigned in the Registration Statement and related prospectus as having consented to serve as a director of the Company, effective immediately, after the completion of offering contemplated by the Registration Statement and related prospectus; (ii) the inclusion of certain biographical information regarding the undersigned in the Registration Statement and related prospectus; and (iii) the filing of this consent as an exhibit to the Registration Statement.

Date: January 13, 2022	/s/ Prof. Dr. H.C. Martin Richenhagen
Name: Prof. Dr. H.C. Martin Richenhagen